                                                                                             Exhibit 99.1

CONTACT:
John C. Wobensmith
Chief Financial Officer
Genco Shipping & Trading Limited
(646) 443-8555

GENCO SHIPPING & TRADING LIMITED ANNOUNCES
FIRST QUARTER 2006 FINANCIAL RESULTS

Declares $0.60 per Share Dividend for Q1 2006

New York, New York, May 3, 2006 - Genco Shipping & Trading Limited (NASDAQ:GSTL) today reported its financial results for the three months ended March 31, 2006.

The following financial review discusses the results for the three months ended March 31, 2006 and for the three months ended March 31, 2005.

First Quarter 2006 Highlights

•	Declared a $0.60 per share dividend payable on or about May 26, 2006 to all shareholders of record as at May 15, 2006 based on Q1 2006 results;

•	Recorded net income of $16.6 million, or $0.66 basic earnings per share, in Q1 2006;

•	Paid a $0.60 per share dividend on March 10, 2006 based on Q4 2005 results; and

•	Entered into two forward interest rate swaps for a total notional amount of $100 million.

Financial Review: 2006 First Quarter

The Company recorded net income of $16.6 million or $0.66 basic earnings per share for the three months ended March 31, 2006. Comparatively, for the three months ended March 31, 2005 net income was $11.4 million. The increase in net income was attributable primarily to the operation of a full fleet of 17 vessels for the three months ended March 31, 2006 versus an average of 11 vessels for the three months ended March 31, 2005.

Robert Gerald Buchanan, President, commented, “During the first quarter of 2006, we continued to successfully execute our strategy and benefit from the strong operational and financial foundation that we put in place at the time of the Company’s inception. Our significant time charter coverage at rates that are between 40% and 80% above the current one-year time charter market once again served the Company and its shareholders well in the quarter. Our success at securing 77% of our fleet’s available days on contracts for the year at rates that continue to be superior to the market bodes well for the Company’s ability to provide shareholders with stable earnings through 2006. With a sizeable and modern fleet, Genco is in a strong position to take advantage of favorable long-term fundamentals for the drybulk shipping industry.”

Operating income increased to $17.7 million for the three months ended March 31, 2006 compared to $13.9 million for the three months ended March 31, 2005 as a result of operating a greater number of vessels during the three month period ending March 31, 2006. EBITDA for the three months ended March 31, 2006 was $25.0 million compared to $17.9 million for the period ended March 31, 2005 (please see “Summary Consolidated Financial and Other Data” for a reconciliation of net income to EBITDA).

The average daily time charter equivalent, or TCE, rates obtained by the Company’s fleet decreased slightly to $20,687 per day for the three months ended March 31, 2006 compared to $20,904 for the three months ended March 31, 2005. The decrease was due mostly to higher charter rates achieved in the first quarter of 2005 versus the first quarter of 2006 for the Genco Leader which is subject to fluctuations of the spot market.

Total operating expenses increased to $14.9 million for the three months ended March 31, 2006 from $7.5 million for the three-month period ended March 31, 2005. Vessel operating expenses grew to $4.6 million for the three months ended March 31, 2006 compared to $2.0 million for the three-month period ended March 31, 2005 due to the operation of a larger fleet. General and administrative expenses increased to $2.4 million from $0.3 million during the comparative periods primarily due to the expansion of our fleet during 2005 and costs associated with operating as a publicly traded company. Management fees for the three months ended March 31, 2006 and the three months ended March 31, 2005 were $0.3 million and relate to fees paid to our independent technical manager.

Daily vessel operating expenses rose to $2,980 per vessel day during the first quarter of 2006 from $2,042 for the same quarter last year. As the first quarter of 2005 was our initial period of operations for the majority of our fleet, we believe the three-month period ended March 31, 2006 is more reflective of our daily vessel operating expenses. We believe daily vessel operating expenses are best measured for comparative purposes over a 12-month period and will vary on a quarter to quarter basis. For the quarter ended March 31, 2006 daily vessel operating expenses for our fleet remain below the $3,184 budgeted by the Company and our technical manager for the 12-month period of 2006.

Liquidity and Capital Resources

Cash Flow

Net cash provided by operating activities for the three months ended March 31, 2006 and 2005, was $23.9 and $17.7 million, respectively. Net cash from operating activities for three months ended March 31, 2006 was primarily a result of recorded net income of $16.6 million, and depreciation and amortization charges of $6.4 million. For the three months ended March 31, 2005, net cash provided from operating activities was primarily a result of recorded net income of $11.4 million, and depreciation and amortization charges of $4.0 million.

Net cash used in investing activities for the three months ended March 31, 2006 and 2005 was $0.6 and $193.3 million, respectively. For the three months ended March 31 2006, the cash used in investing activities related predominantly to the purchase of fixed assets associated with the Company’s office. For the three months ended March 31, 2005, the cash used in investing activities related solely to the acquisition of ten vessels.

Net cash (used in) provided by financing activities for the three months ended March 31, 2006 and 2005 was ($15.3) and $185.5 million, respectively. For the three months ended March 31 2006, net cash used by financing activities consisted primarily of payment of cash dividends of $15.3 million. For the three months ended March 31, 2005, the primary sources of net cash provided by financing activities were proceeds of $192.9 from the Original Credit Facility to fund vessel acquisitions.

Capital Expenditures

We make capital expenditures from time to time in connection with vessel acquisitions. Our recent vessel acquisitions consist of our fleet of five Panamax drybulk carriers, seven Handymax drybulk carriers and five Handysize drybulk carriers.

In addition to acquisitions that we may undertake in future periods, we will incur additional capital expenditures due to special surveys and drydockings for our fleet. We estimate our drydocking costs for our fleet for 2006 and 2007 to be:

	2006	2007
Estimated Costs (1)	$2.5 million	$2.8 million
Estimated Offhire Days (2)	180	160

(1) Estimates are based on our budgeted cost of drydocking our vessels in China (except with respect to one vessel which is currently expected to be drydocked in Europe in 2006). Actual costs will vary based on various factors, including where the drydockings are actually performed. We expect to fund these costs with cash from operations.
(2) Assumes 20 days per drydocking per vessel. Actual length will vary based on the condition of the vessel, yard schedules and other factors.

During the first quarter of 2006, we had one vessel, the Genco Trader in drydock. We expect one vessel to drydock in the second quarter, and estimate an additional seven vessels will drydock in the second half of 2006.

Summary Consolidated Financial and Other Data

The following table summarizes Genco Shipping & Trading Limited’s selected consolidated financial and other data for the periods indicated below.

	Three Months Ended	Three Months Ended
	March 31, 2006	March 31, 2005
	(Dollars in thousands, except share data)
	(unaudited)
INCOME STATEMENT DATA:
Revenues	$32,572	$21,399

Operating expenses:
Voyage expenses	1,104	890
Vessel operating expenses	4,559	2,016
General and administrative expenses	2,449	260
Management fees	347	331
Depreciation and amortization	6,417	3,981
Total operating expenses	14,876	7,478

Operating income	17,696	13,921

Other (expense) income:
Income from derivative instruments	476	-
Interest income	569	83
Interest expense	(2,163)	(2,620)
Other (expense) income	(1,118)	(2,537)

Net income	$16,578	$11,384

Earnings per share - basic	$0.66	$0.84

Earnings per share - diluted	$0.66	$0.84

Weighted average shares outstanding - basic	25,260,000	13,500,000

Weighted average shares outstanding - diluted	25,304,448	13,500,000

	March 31, 2006	December 31, 2005
BALANCE SHEET DATA:	(unaudited)
Cash	$54,894	$46,912
Current assets, including cash	57,644	49,705
Total assets	496,036	489,958
Current liabilities, including current portion of long-term debt	5,909	5,978
Total long-term debt, including current portion	130,683	130,683
Shareholders' equity	354,062	348,242

	Three Months Ended March 31, 2006	Three Months Ended March 31, 2005
	(unaudited)

Net cash provided by operating activities	$23,912	$17,675
Net cash used in investing activities	(642)	(193,270)
Net cash provided by financing activities	(15,288)	185,494

EBITDA (1)	25,045	17,902

	Three Months Ended	Three Months Ended
	March 31, 2006	December 31, 2005
FLEET DATA:	(unaudited)
Total number of vessels at end of period	17	14
Average number of vessels (2)	17.0	11.0
Total ownership days for fleet (3)	1,530	987
Total available days for fleet (4)	1,521	981
Total operating days for fleet (5)	1,517	974
Fleet utilization (6)	99.7%	99.2%

AVERAGE DAILY RESULTS:
Time charter equivalent (7)	$20,687	$20,904
Daily vessel operating expenses per vessel (8)	2,980	2,042

	Three Months Ended	Three Months Ended
	March 31, 2006	December 31, 2005
(Dollars in thousands)
EBITDA Reconciliation:	(unaudited)
Net Income	$16,578	$11,384
+ Net interest expense	1,594	2,537
+ Depreciation and amortization	6,417	3,981
+ Amortization of value of time charter acquired	456	-
EBITDA	25,045	17,902

(1) EBITDA represents net income plus net interest expense, income tax expense, depreciation and amortization, and amortization of the value of time charter acquired. EBITDA is included because it is used by management and certain investors as a measure of operating performance. EBITDA is used by analysts in the shipping industry as a common performance measure to compare results across peers. Our management uses EBITDA as a performance measure in consolidating monthly internal financial statements and it is presented for review at our board meetings. EBITDA is also used by our lenders in certain loan covenants. For these reasons, we believe that EBITDA is a useful measure to present to our investors. EBITDA is not an item recognized by U.S. GAAP and should not be considered as an alternative to net income, operating income or any other indicator of a company's operating performance required by U.S. GAAP. EBITDA is not a source of liquidity or cash flows as shown in our consolidated statement of cash flows. The definition of EBITDA used here may not be comparable to that used by other companies.

(2) Average number of vessels is the number of vessels that constituted our fleet for the relevant period, as measured by the sum of the number of days each vessel was part of our fleet during the period divided by the number of calendar days in that period.

(3) We define ownership days as the aggregate number of days in a period during which each vessel in our fleet has been owned by us. Ownership days are an indicator of the size of our fleet over a period and affect both the amount of revenues and the amount of expenses that we record during a period.

(4) We define available days as the number of our ownership days less the aggregate number of days that our vessels are off-hire due to scheduled repairs or repairs under guarantee, vessel upgrades or special surveys and the aggregate amount of time that we spend positioning our vessels. Companies in the shipping industry generally use available days to measure the number of days in a period during which vessels should be capable of generating revenues.

(5) We define operating days as the number of our available days in a period less the aggregate number of days that our vessels are off-hire due to unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.

(6) We calculate fleet utilization by dividing the number of our operating days during a period by the number of our available days during the period. The shipping industry uses fleet utilization to measure a company's efficiency in finding suitable employment for its vessels and minimizing the number of days that its vessels are off-hire for reasons other than scheduled repairs or repairs under guarantee, vessel upgrades, special surveys or vessel positioning.

(7) We define TCE rates as our revenues (net of voyage expenses) divided by the number of our available days during the period, which is consistent with industry standards. TCE rate is a common shipping industry performance measure used primarily to compare daily earnings generated by vessels on time charters with daily earnings generated by vessels on voyage charters, because charterhire rates for vessels on voyage charters are generally not expressed in per-day amounts while charterhire rates for vessels on time charters generally are expressed in such amounts.

(8) We define daily vessel operating expenses to include crew wages and related costs, the cost of insurance expenses relating to repairs and maintenance (excluding drydocking), the costs of spares and consumable stores, tonnage taxes and other miscellaneous expenses. Daily vessel operating expenses are calculated by dividing vessel operating expenses by ownership days for the relevant period.

Genco Shipping & Trading Limited’s Fleet

As of March 31, 2006, Genco Shipping & Trading Limited’s fleet consisted of five Panamax, seven Handymax and five Handysize drybulk carriers, with a total carrying capacity of approximately 839,000 deadweight tons, or dwt.

We were incorporated on September 27, 2004 and took delivery of our first six vessels in December 2004. The next ten vessels of our fleet were delivered in the first six months of 2005. On October 14, 2005, we took delivery of the Genco Muse, the latest vessel in the fleet, which is a 48,913 DWT Handymax bulk carrier built in 2001 in Japan.

The average age of the Company’s fleet as of March 31, 2006 was 8.8 years. Fifteen of the 17 vessels in our fleet are on long-term time charters with an average remaining life of 0.7 years as of March 31, 2006.

2006

	Vessel	Vessel Type	Expiration Date(1)	Current Time Charter Rates (2)
1	Genco Beauty	Panamax	February 2007	$29,000
2	Genco Knight	Panamax	February 2007	$29,000
3	Genco Leader	Panamax	Spot(3)	N/A
4	Genco Trader	Panamax	Spot(3)	N/A
5	Genco Vigour	Panamax	December 2006	$29,000
6	Genco Muse	Handymax	September 2007	$26,500 (4)
7	Genco Marine	Handymax	March 2007	$26,000 (5)
8	Genco Prosperity	Handymax	March 2007	$23,000
9	Genco Carrier	Handymax	December 2006	$24,000
10	Genco Wisdom	Handymax	January 2007	$24,000
11	Genco Success	Handymax	January 2007	$23,850
12	Genco Glory	Handymax	December 2006	$18,250
13	Genco Explorer	Handysize	August 2006	$17,250
14	Genco Pioneer	Handysize	September 2006	$17,250
15	Genco Progress	Handysize	September 2006	$17,250 (6)
16	Genco Reliance	Handysize	August 2006	$17,250
17	Genco Sugar	Handysize	August 2006	$17,250

(1) The dates presented on this table represent the earliest dates that our charters may be terminated. Except with respect to the Genco Trader and Genco Leader charters, under the terms of the contracts, charterers are entitled to extend time charters from two to four months in order to complete the vessel's final voyage plus any time the vessel has been off-hire.

(2) Time charter rates presented are the gross daily charterhire rates before the payments of brokerage commissions ranging from 1.25% to 5% to unaffiliated third parties. In a time charter, the charterer is responsible for voyage expenses such as bunkers, port expenses, agents' fees and canal dues.

(3) The Genco Trader and Genco Leader entered into the Baumarine Pool arrangement in December 2005 and February 2006, respectively.
(4) Since this vessel was acquired with an existing time charter at an above market rate, the Company allocates the purchase price between the vessel and a deferred asset for the value assigned to the above market charterhire. This deferred asset is amortized as a reduction to voyage revenues over the remaining term of the charter, resulting in a daily rate of approximately $21,500 recognized as revenue. For cash flow purposes, the Company will continue to receive $26,500 per day less commissions.

(5) The time charter rate is $26,000 until March 2006 and $18,000 thereafter. For purposes of revenue recognition, the charter contract is reflected on a straight-line basis in accordance with GAAP.
(6) The time charter rate was $21,560 through March 2005 and $17,250 thereafter. For purposes of revenue recognition, the charter contract is reflected on a straight-line basis in accordance with GAAP.

Q1 2006 Dividend Announcement

The Company’s Board of Directors declared a first quarter 2006 dividend of $0.60 per share payable on or about May 26, 2006 to all shareholders of record as at May 15, 2006. As previously announced, the Company plans to declare quarterly dividends to shareholders by each February, May, August and November, in amounts substantially equal to our available cash from operations during the previous quarter, less cash expenses for that quarter (principally vessel operating expenses and debt service) and any reserves our board of directors determines we should maintain. These reserves may cover, among other things, drydocking, repairs, claims, liabilities and other obligations, interest expense and debt amortization, acquisitions of additional assets and working capital. The Q1 2006 dividend of $0.60, equates to an annualized yield of 14% based on the closing price of Genco Shipping & Trading’s common stock as of May 2, 2006 at $17.23.

John C. Wobensmith, Chief Financial Officer, commented, “We are pleased to distribute a sizeable dividend to shareholders during a time when we continue to seek opportunities to further consolidate the drybulk industry. The Company’s capital structure combined with management’s significant consolidation experience creates a strategic advantage for benefiting from an industry that is highly fragmented. In actively pursuing our goal of becoming the drybulk shipping industry leader, we intend to utilize the Company’s $319 million undrawn credit commitment and adhere to strict investment criteria as we look to acquire additional modern vessels and expand our industry leadership.”

Forward Interest Rate Swap Agreements

The Company, on March 24, 2006, entered into a forward interest rate swap, with a notional amount of $50 million and has a fixed interest rate on the notional amount of 5.075% from January 2, 2008 through January 2, 2013. The change in the value of this swap and the rate differential to be paid or received for this swap agreement is recognized as a component of other (expense) income.

The Company, on March 29, 2006, entered into a forward interest rate swap with a notional amount of $50 million and has a fixed interest rate on the notional amount of 5.25% from January 2, 2007 through January 2, 2014. The change in the value of this swap and the rate differential to be paid or received for this swap agreement is recognized as a component of other (expense) income.

About Genco Shipping & Trading Limited

Genco Shipping & Trading Limited transports iron ore, coal, grain, steel products and other drybulk cargoes along worldwide shipping routes. Genco Shipping & Trading Limited currently owns a fleet of 17 drybulk carriers, consisting of five Panamax, seven Handymax and five Handysize vessels, with a carrying capacity of approximately 839,000 dwt.

Conference Call Announcement

Genco Shipping & Trading Limited announced that it will hold a conference call on May 4, 2006 at 8:30 a.m. Eastern Time to discuss its 2006 first quarter financial results. The conference call and a presentation will be simultaneously webcast and will be available on the Company’s website, www.GencoShipping.com. To access the conference call, dial (888) 208-1812 or (719) 457-2654 and enter passcode 7624088. A replay of the conference call can also be accessed until May 17, 2006 by dialing (888) 203-1112 or (719) 457-0820 and entering the passcode 7624088. The Company intends to place additional materials related to the earnings announcement, including a slide presentation, on its website prior to the conference call.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on management’s current expectations and observations. Included among the factors that, in our view, could cause actual results to differ materially from the forward looking statements contained in this report are the following: (i) changes in demand or rates in the drybulk shipping industry; (ii) changes in the supply of or demand for drybulk products, generally or in particular regions; (iii) changes in the supply of drybulk carriers including newbuilding of vessels or lower than anticipated scrapping of older vessels; (iv) changes in rules and regulations applicable to the cargo industry, including, without limitation, legislation adopted by international organizations or by individual countries and actions taken by regulatory authorities; (v) increases in costs and expenses including but not limited to: crew wages, insurance, provisions, repairs, maintenance and general and administrative expenses; (vi) the adequacy of our insurance arrangements; (vii) changes in general domestic and international political conditions; (viii) changes in the condition of the Company’s vessels or applicable maintenance or regulatory standards (which may affect, among other things, our anticipated drydocking or maintenance and repair costs) and unanticipated drydock expenditures; and other factors listed from time to time in our public filings with the Securities and Exchange Commission including, without limitation, our Annual Report on Form 10-K for 2005 and subsequent filings on Form 8-K. Our ability to pay dividends in any period will depend upon factors including the limitations under our loan agreements, applicable provisions of Marshall Islands law and the final determination by the Board of Directors each quarter after its review of our financial performance. The timing and amount of dividends, if any, could also be affected by factors affecting cash flows, results of operations, required capital expenditures, or reserves. As a result, the amount of dividends actually paid may vary.